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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-162297 of our reports dated March 20, 2009, relating to the consolidated financial statements of Pacific Financial Corporation and subsidiary, and the effectiveness of Pacific Financial Corporation and subsidiary's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pacific Financial Corporation and subsidiary for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

November 9, 2009